Exhibit 99.1

news release

www.pplnewsroom.com

Contacts:	For news media – Ryan Hill, 610-774-5997
For financial analysts – Andy Ludwig, 610-774-3389

PPL Corporation Reports Second-Quarter 2019 Earnings

•	Announces second-quarter reported earnings of $0.60 per share and earnings from ongoing operations of $0.58 per share.

•	Reaffirms 2019 earnings from ongoing operations forecast range of $2.30 to $2.50 per share.

ALLENTOWN, Pa. (August 6, 2019) - PPL Corporation (NYSE: PPL) on Tuesday (8/6) announced second-quarter 2019 reported earnings (GAAP) of $441 million, or $0.60 per share, compared with second-quarter 2018 reported earnings of $515 million, or $0.73 per share.
Reported earnings for the first six months of 2019 were $907 million, or $1.24 per share, a decrease from $967 million, or $1.38 per share, for the first six months of 2018.
Adjusting for special items, second-quarter 2019 earnings from ongoing operations (non-GAAP) were $422 million, or $0.58 per share, compared to $384 million, or $0.55 per share, a year ago.
Earnings from ongoing operations for the first six months of 2019 were $930 million, or $1.27 per share, compared to $901 million, or $1.29 per share, a year ago.
"Our regulated utilities continued to deliver strong operational performance in the second quarter, making planned investments to strengthen grid resiliency, delivering electricity and natural gas reliably, facilitating distributed energy resources, and once again earning recognition for industry-leading customer satisfaction in the regions we serve," said William H. Spence, PPL's chairman and chief executive officer.
"Following our second-quarter performance, we remain confident in our ability to deliver on our 2019 earnings forecast," Spence said.
PPL's forecast range for earnings from ongoing operations, reaffirmed today, is $2.30 to $2.50 per share, with a midpoint of $2.40 per share.
The company also reaffirmed its expectation of 5 to 6 percent compound annual earnings growth per share through 2020 based on its original 2018 earnings forecast midpoint of $2.30 per share. In addition, PPL maintained its 2021 earnings forecast range of $2.50 to $2.80 per share. The company indicated that recent independent forecasts of British pound sterling to U.S. dollar exchange rates remain within the range of assumptions used for the company's earnings projections and that it will continue to monitor fluctuations in the currency exchange rates for potential impacts to its earnings projections given the current political environment in the U.K.

Second-Quarter 2019 Earnings Details

As discussed in this news release, reported earnings are calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP). "Earnings from ongoing operations" is a non-GAAP financial measure that is adjusted for special items. See the tables at the end of this news release for a reconciliation of reported earnings to earnings from ongoing operations, including an itemization of special items.

(Dollars in millions, except for per-share amounts)	2nd Quarter			Year to Date
	2019	2018	Change	2019	2018	Change
Reported earnings	$441	$515	(14)%	$907	$967	(6)%
Reported earnings per share	$0.60	$0.73	(18)%	$1.24	$1.38	(10)%

	2nd Quarter			Year to Date
	2019	2018	Change	2019	2018	Change
Earnings from ongoing operations	$422	$384	10%	$930	$901	3%
Earnings from ongoing operations per share	$0.58	$0.55	5%	$1.27	$1.29	(2)%

Second-Quarter 2019 Earnings by Segment

	2nd Quarter		Year to Date
Per share	2019	2018	2019	2018
Reported earnings
U.K. Regulated	$0.39	$0.55	$0.75	$0.84
Kentucky Regulated	0.13	0.11	0.29	0.30
Pennsylvania Regulated	0.13	0.11	0.29	0.32
Corporate and Other	(0.05)	(0.04)	(0.09)	(0.08)
Total	$0.60	$0.73	$1.24	$1.38

	2nd Quarter		Year to Date
	2019	2018	2019	2018
Special items (expense) benefit
U.K. Regulated	$0.03	$0.19	$(0.03)	$0.10
Kentucky Regulated	—	(0.01)	—	(0.01)
Pennsylvania Regulated	—	—	—	—
Corporate and Other	(0.01)	—	—	—
Total	$0.02	$0.18	$(0.03)	$0.09

	2nd Quarter		Year to Date
	2019	2018	2019	2018
Earnings from ongoing operations
U.K. Regulated	$0.36	$0.36	$0.78	$0.74
Kentucky Regulated	0.13	0.12	0.29	0.31
Pennsylvania Regulated	0.13	0.11	0.29	0.32
Corporate and Other	(0.04)	(0.04)	(0.09)	(0.08)
Total	$0.58	$0.55	$1.27	$1.29

Key Factors Impacting Earnings

In addition to the segment drivers outlined below, PPL's reported earnings for the second quarter of 2019 included net special-item after-tax benefits of $19 million, or $0.02 per share, primarily from foreign currency economic hedges. Reported earnings for the second quarter of 2018 included net special-item after-tax benefits of $131 million, or $0.18 per share, primarily from foreign currency economic hedges.
PPL's reported earnings for the first six months of 2019 included net special-item after-tax charges of $23 million, or $0.03 per share, primarily from foreign currency economic hedges. Reported earnings for the first six months of 2018 included net special-item after-tax benefits of $66 million, or $0.09 per share, primarily from foreign currency economic hedges.

U.K. Regulated Segment
PPL's U.K. Regulated segment consists of the regulated electricity delivery operations of Western Power Distribution (WPD), which serves Southwest and Central England and South Wales.
Reported earnings in the second quarter of 2019 decreased by $0.16 per share compared with a year ago. Earnings from ongoing operations in the second quarter of 2019 were flat compared with a year ago. Factors impacting second-quarter U.K. Regulated segment earnings results included $0.02 per share from the effect of dilution. Excluding dilution, factors driving earnings results included higher prices, higher pension income and higher foreign currency exchange rates, partially offset by lower sales volumes.
Reported earnings in the first six months of 2019 decreased by $0.09 per share compared with a year ago. Earnings from ongoing operations in the first six months of 2019 increased by $0.04 per share. Factors impacting six-month U.K. Regulated segment earnings results included $0.04 per share from the effect of dilution. Excluding dilution, factors driving earnings results included higher prices, higher pension income and higher foreign currency exchange rates, partially offset by lower sales volumes.

Kentucky Regulated Segment
PPL's Kentucky Regulated segment primarily consists of the regulated electricity and natural gas operations of Louisville Gas and Electric Company and the regulated electricity operations of Kentucky Utilities Company.
Reported earnings in the second quarter of 2019 increased by $0.02 per share compared with a year ago. Earnings from ongoing operations in the second quarter of 2019 increased by $0.01 per share compared with a year ago. Factors impacting second-quarter Kentucky regulated segment earnings results included higher retail rates effective May 1, 2019, and lower income taxes, partially offset by lower sales volumes primarily due to weather, higher interest expense and higher depreciation expense.
Reported earnings in the first six months of 2019 decreased $0.01 per share compared to a year ago. Earnings from ongoing operations in the first six months of 2019 decreased by $0.02 per share. Factors impacting six-month Kentucky Regulated segment earnings results included $0.01 per share from the effect of dilution. Excluding dilution, factors driving earnings results included lower sales volumes primarily due to weather, higher interest expense, higher operation and maintenance expense and higher depreciation expense, partially offset by higher retail rates effective May 1, 2019, and lower income taxes.

Pennsylvania Regulated Segment
PPL's Pennsylvania Regulated segment consists of the regulated electricity delivery operations of PPL Electric Utilities.
Reported earnings and earnings from ongoing operations in the second quarter of 2019 increased by $0.02 per share compared with a year ago. Factors driving second-quarter earnings results included timing impacts related to U.S. tax reform, returns on additional capital investments in transmission, and lower operation and maintenance expense, partially offset by lower sales volumes and higher depreciation expense.
Reported earnings and earnings from ongoing operations in the first six months of 2019 decreased by $0.03 per share compared to a year ago. Factors impacting six-month Pennsylvania Regulated segment earnings results included $0.01 per share from the effect of dilution. Excluding dilution, factors driving earnings results included year-over-year differences in the impact of reduced income taxes in rates due to U.S. tax reform, higher depreciation expense and higher interest expense, partially offset by returns on additional capital investments in transmission.

Corporate and Other
PPL's Corporate and Other category primarily includes unallocated corporate-level financing and other costs.
Reported earnings in the second quarter of 2019 decreased by $0.01 per share compared with a year ago. Earnings from ongoing operations in the second quarter of 2019 were flat compared with a year ago.
Reported earnings and earnings from ongoing operations in the first six months of 2019 decreased $0.01 per share, primarily due to higher operation and maintenance costs.

2019 Earnings Forecast

PPL reaffirmed its 2019 earnings from ongoing operations forecast of $2.30 to $2.50 per share with a midpoint of $2.40 per share. A breakdown by segment is provided in the table below.

	2019 forecast midpoint	2018 actual
Per share
U.K. Regulated	$1.40	$1.36
Kentucky Regulated	0.55	0.59
Pennsylvania Regulated	0.59	0.62
Corporate and Other	(0.14)	(0.17)
Total	$2.40	$2.40

Earnings from ongoing operations is a non-GAAP measure that could differ from reported earnings due to special items that are, in management's view, non-recurring or otherwise not reflective of the company's ongoing operations. PPL management is not able to forecast whether any of these factors will occur or whether any amounts will be reported for future periods. Therefore, PPL is not able to provide an equivalent GAAP measure for earnings guidance.
Reflecting special items recorded through the second quarter, estimated 2019 reported earnings per share would be $2.27 to $2.47 per share. See the table at the end of this news release for a complete reconciliation of PPL's earnings forecast.
PPL projects comparable earnings per share in 2019 compared to last year due primarily to $0.13 of share dilution and an assumed return to normal weather. Absent these factors, PPL believes earnings per share would be higher in 2019. The expected dilution in 2019 is primarily due to the projected settlement of the remaining 43.25 million shares of common stock under two forward sale agreements completed in May 2018 to address the impacts of U.S. tax reform.

Headquartered in Allentown, Pa., PPL Corporation (NYSE: PPL) is one of the largest companies in the U.S. utility sector. PPL's seven high-performing, award-winning utilities serve more than 10 million customers in the U.S. and United Kingdom. With more than 12,000 employees, the company is dedicated to providing exceptional customer service and reliability and delivering superior value for shareowners. To learn more, visit www.pplweb.com.
# # #

(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share unless otherwise noted.)

Conference Call and Webcast

PPL invites interested parties to listen to a live Internet webcast of management’s teleconference with financial analysts about second-quarter 2019 financial results at 10 a.m. Eastern time on Tuesday, August 6. The call will be webcast live, in audio format, together with slides of the presentation. For those who are unable to listen to the live webcast, a replay with slides will be accessible at www.pplweb.com/investors for 90 days after the call. Interested individuals can access the live conference call via telephone at 1-888-346-8683. International participants should call 1-412-902-4270. Participants will need to enter the following "Elite Entry" number to join the conference: 7342827. Callers can access the webcast link at www.pplweb.com/investors under “Events.”
# # #

Management utilizes “Earnings from Ongoing Operations” as a non-GAAP financial measure that should not be considered as an alternative to reported earnings, or net income, an indicator of operating performance determined in accordance with GAAP. PPL believes that Earnings from Ongoing Operations is useful and meaningful to investors because it provides management's view of PPL's earnings performance as another criterion in making investment decisions. In addition, PPL’s management uses Earnings from Ongoing Operations in measuring achievement of certain corporate performance goals, including targets for certain executive incentive compensation. Other companies may use different measures to present financial performance.

Earnings from Ongoing Operations is adjusted for the impact of special items. Special items are presented in the financial tables on an after-tax basis with the related income taxes on special items separately disclosed. Income taxes on special items, when applicable, are calculated based on the effective tax rate of the entity where the activity is recorded. Special items may include items such as:

•	Unrealized gains or losses on foreign currency economic hedges (as discussed below).

•	Gains and losses on sales of assets not in the ordinary course of business.

•	Impairment charges.

•	Significant workforce reduction and other restructuring effects.

•	Acquisition and divestiture-related adjustments.

•	Other charges or credits that are, in management's view, non-recurring or otherwise not reflective of the company's ongoing operations.

Unrealized gains or losses on foreign currency economic hedges include the changes in fair value of foreign currency contracts used to hedge British-pound-sterling-denominated anticipated earnings. The changes in fair value of these contracts are recognized immediately within GAAP earnings. Management believes that excluding these amounts from Earnings from Ongoing Operations until settlement of the contracts provides a better matching of the financial impacts of those contracts with the economic value of PPL’s underlying hedged earnings.

Statements contained in this news release, including statements with respect to future earnings, cash flows, dividends, financing, regulation and corporate strategy, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand for energy in our U.S. service territories; weather conditions affecting customer energy usage and operating costs; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of our facilities; the length of scheduled and unscheduled outages at our generating plants; environmental conditions and requirements and the related costs of compliance; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset or business acquisitions and dispositions; any impact of severe weather on our business; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual cyberattack, terrorism, or war or other hostilities; British pound sterling to U.S. dollar exchange rates; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with factors and other matters discussed in PPL Corporation's Form 10-K and other reports on file with the Securities and Exchange Commission.

Note to Editors: Visit our media website at www.pplnewsroom.com for additional news and background about PPL Corporation.

PPL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (1)
Condensed Consolidated Balance Sheets (Unaudited)
(Millions of Dollars)

	June 30,	December 31,
	2019	2018
Assets
Cash and cash equivalents	$406	$621
Accounts receivable	772	770
Unbilled revenues	425	496
Fuel, materials and supplies	286	303
Current price risk management assets	133	109
Other current assets	209	133
Property, Plant and Equipment
Regulated utility plant	40,793	39,734
Less: Accumulated depreciation - regulated utility plant	7,583	7,310
Regulated utility plant, net	33,210	32,424
Non-regulated property, plant and equipment	342	355
Less: Accumulated depreciation - non-regulated property, plant and equipment	104	101
Non-regulated property, plant and equipment, net	238	254
Construction work in progress	1,682	1,780
Property, Plant and Equipment, net	35,130	34,458
Noncurrent regulatory assets	1,662	1,673
Goodwill and other intangibles	3,849	3,878
Pension benefit asset	832	535
Noncurrent price risk management assets	209	228
Other noncurrent assets	291	192
Total Assets	$44,204	$43,396

Liabilities and Equity
Short-term debt	$1,636	$1,430
Long-term debt due within one year	136	530
Accounts payable	830	989
Other current liabilities	1,461	1,614
Long-term debt	20,965	20,069
Deferred income taxes and investment tax credits	3,111	2,922
Accrued pension obligations	716	771
Asset retirement obligations	223	264
Noncurrent regulatory liabilities	2,685	2,714
Other noncurrent liabilities	458	436
Common stock and additional paid-in capital	11,076	11,028
Earnings reinvested	4,903	4,593
Accumulated other comprehensive loss	(3,996)	(3,964)
Total Liabilities and Equity	$44,204	$43,396

(1)
The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation's periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
(Millions of Dollars, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Operating Revenues	$1,803	$1,848	$3,882	$3,974

Operating Expenses
Operation
Fuel	168	189	362	403
Energy purchases	138	148	388	389
Other operation and maintenance	482	506	972	974
Depreciation	300	273	584	542
Taxes, other than income	75	74	155	157
Total Operating Expenses	1,163	1,190	2,461	2,465

Operating Income	640	658	1,421	1,509

Other Income (Expense) - net	131	234	183	191

Interest Expense	246	235	487	474

Income Before Income Taxes	525	657	1,117	1,226

Income Taxes	84	142	210	259

Net Income	$441	$515	$907	$967

Earnings Per Share of Common Stock:
Net Income Available to PPL Common Shareowners:
Basic	$0.61	$0.74	$1.26	$1.39
Diluted	$0.60	$0.73	$1.24	$1.38

Weighted-Average Shares of Common Stock Outstanding (in thousands)
Basic	721,785	699,006	721,406	696,772
Diluted	730,915	700,976	730,436	698,161

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	Six Months Ended June 30,
	2019	2018
Cash Flows from Operating Activities
Net income	$907	$967
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	584	542
Amortization	31	34
Defined benefit plans - (income)	(135)	(101)
Deferred income taxes and investment tax credits	154	171
Unrealized (gains) losses on derivatives, and other hedging activities	22	(91)
Other	12	7
Change in current assets and current liabilities
Accounts receivable	22	46
Accounts payable	(102)	(90)
Prepayments	(79)	(60)
Accrued interest	(63)	(79)
Unbilled revenues	70	91
Regulatory assets and liabilities, net	(72)	42
Other	(55)	(3)
Other operating activities
Defined benefit plans - funding	(207)	(206)
Proceeds from transfer of excess benefit plan funds	—	65
Other	(19)	(10)
Net cash provided by operating activities	1,070	1,325
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(1,474)	(1,527)
Purchase of investments	(55)	(65)
Proceeds from the sale of investments	61	—
Other investing activities	(11)	(57)
Net cash used in investing activities	(1,479)	(1,649)
Cash Flows from Financing Activities
Issuance of long-term debt	769	584
Retirement of long-term debt	(200)	(250)
Issuance of common stock	35	147
Payment of common stock dividends	(594)	(558)
Net increase in short-term debt	206	788
Other financing activities	(18)	(16)
Net cash provided by financing activities	198	695
Effect of Exchange Rates on Cash, Cash Equivalents and Restricted Cash	(4)	(7)
Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	(215)	364
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	643	511
Cash, Cash Equivalents and Restricted Cash at End of Period	$428	$875

Supplemental Disclosures of Cash Flow Information
Significant non-cash transactions:
Accrued expenditures for property, plant and equipment at June 30,	$278	$329
Accrued expenditures for intangible assets at June 30,	$59	$59

Key Indicators (Unaudited)

	Twelve Months Ended
	June 30
Financial	2019	2018

Dividends declared per share of common stock	$1.645	$1.61
Book value per share (1)(2)	$16.60	$16.08
Market price per share (1)	$31.01	$28.55
Dividend yield	5.3%	5.6%
Dividend payout ratio (3)	67.5%	79.9%
Dividend payout ratio - earnings from ongoing operations (3)(4)	68.8%	66.9%
Return on common equity	15.0%	12.8%
Return on common equity - earnings from ongoing operations (4)	14.7%	15.2%
Spot rate of U.S. dollar per British pound sterling for Balance Sheet translation (5)	$1.26	$1.28
Average rate of U.S. dollar per British pound sterling for Statement of Income translation (6)	$1.35	$1.29

(1)	End of period.

(2)	Based on 721,840 and 699,128 shares of common stock outstanding (in thousands) at June 30, 2019 and June 30, 2018.

(3)	Based on diluted earnings per share.

(4)	Calculated using earnings from ongoing operations, which is a non-GAAP financial measure that includes adjustments described in the text and tables of this news release.

(5)	As of May 31, 2019, and November 30, 2018, as WPD is consolidated on a one-month lag.

(6)	Represents a year-to-date average and includes the impact of foreign exchange hedges.

Operating - Domestic & International Electricity Sales (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
			Percent			Percent
(GWh)	2019	2018	Change	2019	2018	Change

PA Regulated Segment
Retail Delivered	8,278	8,549	(3.2)%	18,396	18,589	(1.0)%

KY Regulated Segment
Retail Delivered	6,988	7,572	(7.7)%	14,599	15,380	(5.1)%
Wholesale (1)	243	558	(56.5)%	785	1,264	(37.9)%
Total	7,231	8,130	(11.1)%	15,384	16,644	(7.6)%

Total U.S.	15,509	16,679	(7.0)%	33,780	35,233	(4.1)%

U.K. Regulated Segment
Delivered	17,841	18,808	(5.1)%	37,823	39,118	(3.3)%

(1) Represents FERC-regulated municipal and unregulated off-system sales.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

2nd Quarter 2019	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$284	$97	$94	$(34)	$441
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of ($7)	24	—	—	—	24
Talen litigation costs, net of tax of $1	—	—	—	(1)	(1)
Other, net of tax of $1	(4)	—	—	—	(4)
Total Special Items	20	—	—	(1)	19
Earnings from Ongoing Operations	$264	$97	$94	$(33)	$422

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$0.39	$0.13	$0.13	$(0.05)	$0.60
Less: Special Items (expense) benefit:
Foreign currency economic hedges	0.04	—	—	—	0.04
Talen litigation costs	—	—	—	(0.01)	(0.01)
Other	(0.01)	—	—	—	(0.01)
Total Special Items	0.03	—	—	(0.01)	0.02
Earnings from Ongoing Operations	$0.36	$0.13	$0.13	$(0.04)	$0.58

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date June 30, 2019	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$548	$214	$215	$(70)	$907
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of $4	(16)	—	—	—	(16)
Talen litigation costs, net of tax of $1	—	—	—	(3)	(3)
Other, net of tax of $1	(4)	—	—	—	(4)
Total Special Items	(20)	—	—	(3)	(23)
Earnings from Ongoing Operations	$568	$214	$215	$(67)	$930

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$0.75	$0.29	$0.29	$(0.09)	$1.24
Less: Special Items (expense) benefit:
Foreign currency economic hedges	(0.02)	—	—	—	(0.02)
Other	(0.01)	—	—	—	(0.01)
Total Special Items	(0.03)	—	—	—	(0.03)
Earnings from Ongoing Operations	$0.78	$0.29	$0.29	$(0.09)	$1.27

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

2nd Quarter 2018	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$394	$77	$75	$(31)	$515
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of ($37)	140	—	—	—	140
Kentucky state tax reform	—	(9)	—	—	(9)
Total Special Items	140	(9)	—	—	131
Earnings from Ongoing Operations	$254	$86	$75	$(31)	$384

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$0.55	$0.11	$0.11	$(0.04)	$0.73
Less: Special Items (expense) benefit:
Foreign currency economic hedges	0.19	—	—	—	0.19
Kentucky state tax reform	—	(0.01)	—	—	(0.01)
Total Special Items	0.19	(0.01)	—	—	0.18
Earnings from Ongoing Operations	$0.36	$0.12	$0.11	$(0.04)	$0.55

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date June 30, 2018	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$591	$210	$223	$(57)	$967
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of ($20)	75	—	—	—	75
Kentucky state tax reform	—	(9)	—	—	(9)
Total Special Items	75	(9)	—	—	66
Earnings from Ongoing Operations	$516	$219	$223	$(57)	$901

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$0.84	$0.30	$0.32	$(0.08)	$1.38
Less: Special Items (expense) benefit:
Foreign currency economic hedges	0.10	—	—	—	0.10
Kentucky state tax reform	—	(0.01)	—	—	(0.01)
Total Special Items	0.10	(0.01)	—	—	0.09
Earnings from Ongoing Operations	$0.74	$0.31	$0.32	$(0.08)	$1.29

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date December 31, 2018	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$1,114	$411	$431	$(129)	$1,827
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of ($39)	148	—	—	—	148
U.S. tax reform	3	2	—	(5)	—
Kentucky state tax reform	—	(9)	—	—	(9)
IT transformation, net of tax of $2	—	—	(5)	—	(5)
Talen litigation costs, net of tax of $2	—	—	—	(7)	(7)
Death benefit, net of tax of $1	(5)	—	—	—	(5)
Total Special Items	146	(7)	(5)	(12)	122
Earnings from Ongoing Operations	$968	$418	$436	$(117)	$1,705

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$1.57	$0.58	$0.61	$(0.18)	$2.58
Less: Special Items (expense) benefit:
Foreign currency economic hedges	0.21	—	—	—	0.21
U.S. tax reform	0.01	—	—	—	0.01
Kentucky state tax reform	—	(0.01)	—	—	(0.01)
IT transformation	—	—	(0.01)	—	(0.01)
Talen litigation costs	—	—	—	(0.01)	(0.01)
Death benefit	(0.01)	—	—	—	(0.01)
Total Special Items	0.21	(0.01)	(0.01)	(0.01)	0.18
Earnings from Ongoing Operations	$1.36	$0.59	$0.62	$(0.17)	$2.40

Reconciliation of PPL's Earnings Forecast
After-tax (Unaudited)
(per share - diluted)

	2019 Forecast
	Midpoint					Forecast Range
	U.K.	KY	PA	Corp.		High	Low
	Reg.	Reg.	Reg.	& Other	Total	2019	2019
Estimate of Reported Earnings	$1.37	$0.55	$0.59	$(0.14)	$2.37	$2.47	$2.27
Less: Special Items (expense) benefit:(1)
Foreign currency economic hedges	(0.02)	—	—	—	(0.02)	(0.02)	(0.02)
Other	(0.01)	—	—	—	(0.01)	(0.01)	(0.01)
Total Special Items	(0.03)	—	—	—	(0.03)	(0.03)	(0.03)
Forecast of Earnings from Ongoing Operations	$1.40	$0.55	$0.59	$(0.14)	$2.40	$2.50	$2.30

(1) Reflects only special items recorded through June 30, 2019. PPL is not able to forecast special items for future periods.